Coreworx Inc. to Acquire Decision Dynamics Technology

Houston, TX – Digital Plant Conference 2010 – March 2, 2010. Coreworx Inc. (“Coreworx”), a subsidiary of Acorn Energy, Inc. (NASDAQ: ACFN), and Decision Dynamics Technology Ltd. (“Decision Dynamics” or “DDY”))(TSX-V:DDY), today  announced that they have entered into a definitive agreement pursuant to which Coreworx will acquire all of the outstanding securities of Decision Dynamics.  Upon completion of the transaction, Decision Dynamics will become a wholly-owned subsidiary of Coreworx. Under the terms of the agreement, Decision Dynamics’ shareholders will receive an aggregate of 1 million common shares of Acorn Energy.

Ray Simonson, CEO of Coreworx Inc., stated: “DDY’s Oncore™ Project Controls Solution with its Cost Management and Cost Forecasting capabilities is a great complement to our Coreworx Project Information Control platform which is widely used on major capital projects.   In addition, the overall strength of Acorn Energy together with Coreworx should be a great benefit to closing new business.”

“Decision Dynamics believes that today's announcement provides attractive value for our shareholders and customers,” said Justin Zinke, President  & CEO of Decision Dynamics Technology.  “The combination of project information controls and cost management information provides a great value proposition for our customers.   Our shareholders, customers, partners and employees will all benefit as DDY combines with Coreworx and brings together our very complementary technology, experience, and skill sets."

The acquisition is structured as a plan of arrangement under the Canada Business Corporations Act and is expected to close in April, 2010.  The acquisition is subject to the satisfaction of a number of customary conditions including approval by the holders of at least two-thirds of Decision Dynamics outstanding common shares and options, each voting as a separate class, the approval of the Court of Queen’s Bench of Alberta and other regulatory approvals.  The acquisition will be submitted to Decision Dynamics shareholders and option holders for approval at a special meeting to be held in April, 2010.  The Board of Directors of Decision Dynamics has unanimously recommended that Decision Dynamics shareholders and option holders vote in favour of the acquisition. Irrevocable support agreements in favour of the transaction have been agreed to by directors, officers and other shareholders of Decision Dynamics, representing approximately 51 percent of the outstanding shares of Decision Dynamics, including holders of 94 percent of all stock options outstanding.

About Coreworx:

Coreworx Inc. provides integrated project execution and information control solutions for mega capital projects in the oil & gas, power and mining sectors. The Coreworx solution is a proven web-based enterprise software system that enables engineering and construction contractors and owner/operators to automate best practices, mitigate business risks and improve performance throughout the entire project lifecycle. Coreworx services a portfolio of projects valued at over $500 billion across more than 50 countries, on more than 400 capital projects with nearly 70,000 users. Coreworx has offices in Houston, Baton Rouge, Calgary and Waterloo. For more information, visit www.coreworxinc.com. Coreworx Inc. is an Acorn Energy company.

About Decision Dynamics Technology (DDY)

Decision Dynamics provides project controls and real-time cost management reporting solutions to the energy sector, including major oil and gas and electrical power companies.  Decision Dynamics solutions are designed to provide better project visibility by unifying the project data and knowledge needed to make better faster project management decisions.

DDY’s flagship product, OncoreTM, provides real time cost information, contract validation, and approvals for operations management and capital projects. Decision Dynamics is a Microsoft Gold Certified Partner. The Company’s head office is located in Calgary, Alberta, Canada.  It operates a wholly-owned foreign subsidiary in the United States.

About Acorn Energy:

Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT, US Sensor Systems and GridSense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. Completion of the acquisition is subject to the conditions described in this release. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For more information:

Coreworx

Andrew McCracken

221 556 6596

amcracken@coreworxinc.com

Investors

Paul G. Henning

Cameron Associates
paul@cameronassoc.com

(212 554- 5462